Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Announces Appointment of J. Durkin Ledgard to Chief Legal, Commercial & Administrative Officer

Houston---February 14, 2011---BPZ Resources, Inc. (NYSE:BPZ) announces the appointment of J. Durkin Ledgard as Chief Legal, Commercial & Administrative Officer.  Mr. Ledgard has served BPZ Energy as General Counsel since October 2007. Prior to joining BPZ Mr. Ledgard was a Partner of the law firm Eastham, Watson, Dale & Forney, LLP, where he specialized in Admiralty and Maritime law. Prior to joining the law firm, he was an Assistant Counsel in the Office of the General Counsel for the Department of the Navy. Mr. Ledgard has over 25 years of experience in the marine industry and holds an Unlimited Tonnage Master’s License issued by the U.S. Coast Guard. He earned his B.S. in Marine Transportation from Texas A&M University in 1982 and his J.D. from Georgetown University Law Center in 1992.  Mr. Ledgard also serves as Corporate Secretary for the Company.

Manolo Zuniga, President and Chief Executive Officer stated “Durkin has made significant contributions in growing the Company over the past several years. I trust that with his expanded role he will continue to be an integral part of my Executive and Leadership Teams in continuing to grow the Company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.